Exhibit 10.03

Ambac Financial Group, Inc. One State Street Plaza New York, NY 10004 212.668.0340 Fax: 212.509.9190

March 5, 2010

Mr. Sean Leonard

192 Meyersville Road

Chatham, NJ 07928

Dear Sean:

This agreement (the “Agreement”) sets forth our agreement concerning the terms and conditions of your resignation from employment at Ambac Financial Group, Inc. (“Ambac” or the “Company”).

1.      Effective Date of Resignation

Your last day of employment with Ambac (the “Last Employment Date”) was December 4, 2009.

2.      Severance

You will be paid severance in the amount of $650,000 in consideration of your signing this Agreement (the “Severance Payment”). The fee will be paid within ten business days of the later of (a) date you execute this Agreement and Waiver and General Release Agreement annexed hereto as Exhibit A and (b) the date on which the revocation period described in Paragraph 16 of the Agreement expires.

3.      Legal and Outplacement Expenses

Ambac will pay up to a total of $25,000 for (i) legal expenses in reviewing this document and (ii) outplacement services to be provided to you until the date on which you secure new employment. You must engage such outplacement services by March 31, 2010 otherwise you forfeit the right to the outplacement portion of the payment arrangement set forth in the preceding sentence. The selection of the service provider, dates and scope of services will be as you elect. All invoices for legal fees and/or outplacement must be made out to Ambac Financial Group, Inc., Attention: Roudi Pezeshkian. All such invoices must note services for Sean Leonard. The payment by the Company of the expenses for outplacement services is related to a substantial business benefit derived by the Company, which benefit includes the promotion of a positive corporate image and the maintaining of corporate morale. No amount of any such costs paid by Ambac on your behalf in any calendar year will affect the amount of any such costs to be paid by Ambac on your behalf in any other calendar year, and any reimbursement paid to you for these costs will be paid within (60) days of presentation of an invoice but in no event later than the last day of the calendar year next following the calendar year in which such costs are incurred.

4.      Vacation

Pursuant to the standard employment policy of the Company, you have already received payment for 10 accrued and unused vacation days earned through the Last Employment Date.

5.      Welfare Benefits

You will continue to be eligible to participate in the medical, dental and prescription drug programs available to all full-time employees following the Last Employment Date. For a period of four (4) months following the Last Employment Date, you will be required to make your normal employee contribution to benefit coverage ($375/month), and you agree that the Severance Payment will be reduced by the amount of this payment. Effective April 1, 2010, you will be eligible to elect to continue coverage in accordance with COBRA. Provided that you elect COBRA continuation coverage, for the months of April and May, 2010, Ambac will reimburse you for a portion of the premiums paid by Ambac for the same group health insurance coverage for active employees. In order to receive this reimbursement, you must submit proof of your payment to Ambac within 30 days from the date on which the COBRA payment is due. After this period of extended coverage, you will be eligible for continued benefits under the applicable provisions of COBRA for the remainder of your COBRA eligibility period.

6.      Stock Options

As of the date of this Agreement, 28,141 of the Ambac stock options that have been granted to you by the Compensation Committee of Ambac Financial Group, Inc.’s Board of Directors are vested. You will have one year from the Last Employment Date or the expiration date of the award, whichever is sooner, to exercise the vested stock options. The terms of the 1997 Equity Plan as Amended and the General Terms and Conditions of the respective stock option grants shall govern. Any vested options not exercised within the time frame set forth above will be forfeited. All other unvested long-term compensation is forfeited.

7.      Return of Property

The parties hereby mutually acknowledge that any Ambac property in your possession and any Ambac property made available to you in connection with your employment relationship with Ambac has heretofore been returned by you to Ambac.

8.      Release Obligations

Ambac’s obligations under this Agreement, including its obligation to provide you with the payments set forth in sections 2 and 3 but excluding the payment of legal expenses, are contingent on the execution, delivery, and non-revocation of this Agreement and the Waiver and General Release Agreement. In the event the Agreement described in the preceding sentence is not executed and delivered, or revoked, except for the payment for legal expenses, you will be required to reimburse Ambac the entire amount of the payments actually made pursuant to paragraphs 2 and 3 within ten business days of the revocation date.

9.      Confidentiality & Competition

In consideration for the payments described above, you agree to the following:

(a)     Ambac (for purposes of this Section 9, Ambac refers to Ambac and all of its affiliates) is engaged in a highly competitive business and that, in connection with your employment, you had access to information relating to Ambac’s business that provides Ambac with a competitive advantage, that is not known by persons not employed by Ambac, and that could not easily be determined or learned by someone outside Ambac (collectively, “Confidential Information”). Subject to the foregoing, such Confidential Information may include, but is not limited to, the characteristics and preferences of Ambac’s “Customers” (as defined below) and accounts, matters relating to information, pricing, fee and commission structures, trading policies and procedures, trade secrets, records, files, memoranda, documents, reports, and other written, printed or recorded materials and data, regardless of data storage method (collectively “Documents”) received, created, or used by you during the course of your employment and other methods of doing business, whether or not marketed as confidential or secret. As used herein, “Customers” shall mean all clients and actively pursued prospective clients of Ambac with whom or which you actively worked during the period of your employment with Ambac.

(b)     You agree that after the Last Employment Date, you shall not, directly or indirectly, use or disclose such Confidential Information, except as may be necessary in the good faith performance of your duties to Ambac or as may be required by law. You acknowledge that all Confidential Information will remain the sole property of Ambac and all such documents (if any, that have not yet been returned by you to Ambac) constituting Confidential Information, other than intellectual knowledge, will be returned by you to Ambac within five business days of the date of this Agreement. The terms and conditions of this Section 9(a) and (b) are in addition to and do not supersede or replace the terms and obligations of Ambac’s Code of Business Conduct.

(c)     You further agree that from the Last Employment Date through the twelve-month anniversary of the Last Employment Date (i.e., through December 4, 2010), you will not, directly or indirectly, whether as a principal, agent, employee, director, consultant, stockholder, partner or in any other capacity, (i) be engaged by, or have a financial or any other interest in, any corporation, firm, partnership, proprietorship or other business entity or enterprise which (A) competes or competed with Ambac during your tenure with Ambac or (b) is a financial institution which currently has a material relationship with Ambac and your role with such financial institution could involve such institution’s relationship with Ambac or Ambac investments, (ii) encourage any customer of Ambac or independent agent of Ambac to cease or reduce its business with Ambac, (iii) do business with any customer of Ambac, (iv) hire, solicit or induce any employee or consultant of Ambac to resign from or cease providing services to Ambac, or (v) hire, retain or participate in the hiring or retaining of any employee of Ambac; provided, however that nothing contained herein shall preclude you from purchasing or owning less than five percent (5%) of the stock or other securities or any company with securities traded on a nationally recognized securities exchange.

If any part of this Section 9 shall be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area or scope, then the provisions of this Section 9 are intended to and shall extend only for such period of time, in such area and with respect to such activities as shall be determined by such court to be reasonable and all provisions hereof shall be applied to the fullest extent permitted by law.

Paragraph 9(c) and the associated restrictions contained herein shall supersede and cancel any similar restrictions contained in any and all documents relating to Ambac’s stock options and/or restricted stock units, and Ambac hereby waives any objections thereto.

(d)     If you breach the terms of Section 9(c), you forfeit your right to future payments provided for herein from the date of such breach and, to the extent any payments have been made, you agree to return all payments made pursuant to this Agreement including, but not limited to, the gross payments provided for in paragraph 2 but excluding the payment of legal expenses in paragraph 3. The return of the aforementioned payments must be made within ten business days of a court finding that the breach has occurred.

(e)     In view of the nature of Ambac’s business, you also acknowledge that the restrictions contained in this Section 9 are fair, reasonable and necessary to protect the legitimate business interests of Ambac and that Ambac may suffer irreparable harm in the event of any actual or intended violation by you of this paragraph. You, therefore, agree that, in the event of any actual or intended violation by you of Section 9(b) or 9(c), Ambac shall be entitled to apply for a court order requiring you to cease any such violations in addition to and without prejudice to any other rights or remedies which may be available to Ambac through the legal system.

(f)      You shall not be deemed to be in breach of any covenant set forth in this Agreement on the basis of any communications you may have with third parties relating to: (i) the fact and circumstances of your employment and resignation by/from Ambac; (ii) your job titles at Ambac; (iii) the dates of your employment by Ambac; (iv) the responsibilities and authorities of your positions at Ambac; (v) the nature and extent of your achievements during employment by Ambac; (vi) the names and positions of individuals with whom you worked during your employment at Ambac; and (vii) the restrictions on your post-resignation date employment activities. You hereby authorize Ambac to provide the information responsive to items (i) through (iv) and (vi) to prospective employers.

(g)     You shall not be deemed in breach of the confidentiality obligations set forth in this Section 9 if, compelled by legal process or court order, you are to participate in any administrative, judicial or criminal investigation, probe, grand jury proceeding or other demand for testimony, information or documentation.

(h)     In the event of any breach of this paragraph, Ambac shall provide you with written notice (to the address set forth on page one of this Agreement) and you will have ten business days from the date of receipt of said written notice to cure any curable breach. If you fail to cure any such breach or the breach is not curable, Ambac shall be released from any obligation to make any payment to you or on your behalf and provide any benefits under this Agreement. Ambac shall be further entitled to pursue any and all of its remedies under the law arising out of such breach including, but not limited to, recoupment as outlined in Section 9(d). In any action alleging breach of this Agreement, the prevailing party shall be entitled to recover reasonable costs and/or attorneys’ fees incurred to enforce this Agreement. Upon written request, you will promptly receive Ambac’s determination in writing, made in good faith, regarding whether a particular activity or act would be deemed in breach of your obligations and/or covenants under this Agreement.

10. Withholding Any payments made or benefits provided to you under this Agreement will be reduced by any applicable legally required withholding taxes.
11. Cooperation

(a)     For a period of 12 months after the Last Employment Date, you agree to make yourself reasonably available to Ambac (for purposes of this Section 11, Ambac refers to Ambac and all of its affiliates) at reasonable times and places and subject to non-interference with your then employment or business activities, to provide information to Ambac or its representatives in connection with any matters relating to the business or affairs of Ambac, and any pending or future governmental or regulatory investigation, civil or administrative proceeding, litigation, arbitration or other proceeding related to the business of Ambac during your term as an officer of Ambac or your employment with Ambac. Ambac will reimburse you at your then daily rate of base compensation, certified by you in writing, and for reasonable out-of-pocket expenses incurred in connection with the provision of such cooperation and assistance, provided that Ambac’s prior written approval for such expenses has been obtained, which shall not be unreasonably withheld or delayed. Such expenses will include reasonable attorneys’ fees only in the event representation by Ambac’s counsel could reasonably be deemed to be a conflict of interest. You agree to reasonable requests by Ambac to travel in performing services pursuant to this Section 11(a).

(b)     In addition to, and not in limitation of, any and all other rights of indemnification or advancement of expenses to which you are or may be entitled, if and to the extent you already have been and/or hereafter are, or threatened to be, a named party to any action, suit, claim or proceeding as a result of your being or having been an officer, director, employee or agent of Ambac or any of its subsidiaries or affiliates, or your serving or having served any other enterprise as a director, officer, employee or agent at the request of Ambac, or any of your acts or omissions in connection with any of the foregoing or pursuant to or in connection with this Agreement or your obligations hereunder, Ambac will indemnify you to the fullest extent permitted (including payment of expenses and attorneys’ and other fees in advance of final disposition of a proceeding) by the laws of the State of Delaware, or by the Certificate of Incorporation or By-Laws or other governing documents of Ambac, in each case as in effect at the time of the subject act or omission, the date of this Agreement or the date of such action, suit, claim or proceeding, whichever affords or afforded the greatest protection to you, and you shall be entitled to the protection of any insurance policies that Ambac maintains or may elect to maintain generally for the benefit of its directors, officers or employees (and to the extent Ambac maintains such an insurance policy or policies, you shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage provided for any officer, director or employee of Ambac), against all costs, charges and expenses whatsoever incurred or sustained by you or your legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any such action, suit, claim or proceeding, to which you may be made a party by reason of your being or having been a director, officer, employee or agent of Ambac or any subsidiary or affiliate thereof, or your serving or having served any other enterprise as a director, officer, employee or agent at the request of Ambac, or any of your acts or omissions in connection with any of the foregoing or pursuant to or in connection with this Agreement or your obligations hereunder. The indemnification, advancement of expenses and other provisions contained in this paragraph shall survive the Last Employment Date and any termination or expiration of this Agreement, and shall inure to your benefit, as well as to the benefit of your heirs, executors, administrators and legal representatives.

12.    Non-Disparagement

You agree to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any defamatory or disparaging comment concerning Ambac or any of its current or former directors, officers or employees, or (ii) any other comment that could reasonably be expected to be detrimental Ambac’s business or financial prospects or reputation.

Ambac agrees to instruct its Executive Officers and Directors to refrain from making any defamatory or disparaging comment concerning your employment with Ambac at any time in the future, whether in writing, orally or electronically.

13.    Entire Agreement

This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes and replaces all prior or contemporaneous agreements or understandings, oral or written, negotiations, or discussions relating to the subject matter of this Agreement. This Agreement may be amended only by written document signed by the parties hereto. It is understood that you shall have no further obligations to Ambac from and after the date hereof except as otherwise expressly set forth herein.

14.    Severability

In the event that any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the validity and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

15.    Governing Law

This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

16.    Miscellaneous

Contemporaneous with this Agreement you are required to execute and deliver the Waiver and General Release Agreement.

The aforementioned Waiver and General Release Agreements, once signed by you, may be revoked by you within the 7-day period described therein. In the event of any such revocation by you, all of Ambac’s obligations under this Agreement, with the exception of the payment of legal expenses in paragraph 3, will terminate and be of no further force and effect as of the date of such revocation. No such revocation by you will be effective unless it is in writing and signed by you and received by Ambac prior to the expiration of the Revocation Period. The revocation must be mailed or delivered to Diana Adams, Senior Managing Director, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004.

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IN WITNESS WHEREOF, Ambac has executed this Agreement as of the date first set forth above and you have executed this Agreement as of the date set forth below (or, if you do not include a date under your signature line, the date set forth shall be the date this Agreement, signed by you, is received by Ambac.

AMBAC FINANCIAL GROUP, INC.

By:	/s/ Diana N. Adams
Diana N. Adams
Senior Managing Director

ACCEPTED AND AGREED:

By:	/s/ Sean Leonard
Sean Leonard

Date:	March 5, 2010

EXHIBIT A

WAIVER AND GENERAL RELEASE AGREEMENT

This Waiver and General Release Agreement (this “Release”) is entered into as of the date indicated on the signature page of this Release by Sean Leonard (“Executive”). Executive has been employed by Ambac Financial Group, Inc. (the “Company”), and in connection with Executive’s resignation and for the consideration of the payments and benefits set forth in the Agreement between Executive and the Company dated as of March 5, 2010 (the “Agreement”), the receipt and adequacy of which are herein acknowledged, Executive agrees as follows:

1.      General Release

Executive, on behalf of himself and Executive’s heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as the “Releasors”), hereby irrevocably and unconditionally release and forever discharge Ambac, and any and all of its parent corporations, shareholders, subsidiaries, divisions, affiliated and related entities, employee benefit and/or pension plans or funds, successors and assigns, and any and all of its or their past, present or future officers, directors, agents, stockholders, fiduciaries, administrators, employees or assigns (whether acting as agents for Ambac or in their individual capacities, but in any case not in their capacities, if applicable, as stockholders) (hereinafter collectively referred to as the “Released Parties”), of and from any and from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding the foregoing, the Executive does not release, discharge or waive any rights: (i) under or to enforce the Agreement, or to payments and benefits provided under the Agreement that are contingent upon the execution, delivery and non-revocation by the Executive of this Release; (ii) any rights to vested pension or 401k benefits; or (iii) to indemnification, whether pursuant to (a) the Agreement or any other agreement between the parties, including, without limitation, the Management Retention Agreement, (b) the charter, by-laws or other governing documents of Ambac or any of its affiliates, (c) insurance policies, (d) applicable law, or (e) otherwise.

2.      ADEA Release

The Releasors hereby unconditionally release and forever discharge Ambac, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, you hereby acknowledge and confirm the following:

(a)     Executive was advised by Ambac in connection with his resignation to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to you the terms of this Release, including, without limitation, the terms relating to your release of claims arising under ADEA;

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(b)     Executive was given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto;

(c)     Executive is providing the release and discharge set forth in this Section 2 only in exchange for consideration in addition to anything of value to which he is already entitled; and

(d)     that Executive knowingly and voluntarily accept the terms of this Release.

3.      No Legal Claim

(a)     Executive represents and warrants that he will not commence, maintain, prosecute or participate in any action or proceeding of any kind (judicial or administrative) against any of the Released Parties, arising out of any act, omission, transaction or occurrence happening up to and including the Effective Date (as defined below) of this Release and released hereunder, and has not done so as of the Effective Date of this Release.

(b)     If Executive is named as a party or included in a class action against any Released Party, Executive agrees to execute a waiver of rights and release of any such claims against such Released Party; provided, however, that any such waiver and release shall not apply to any of Executive’s rights of indemnification from such Released Party.

4.      Continuing Obligations

This Release shall not supersede any continuing obligations Executive may have under the terms of the Agreement or any other agreement between Executive and the Company.

5.      Revocation

This Waiver and General Release Agreement, once signed by you, may be revoked by you within the 7-day period described therein. In the event of any such revocation by you, all of Ambac’s obligations under this Agreement will terminate and be of no further force and effect as of the date of such revocation. No such revocation by you will be effective unless it is in writing and signed by you and received by Ambac prior to the expiration of the Revocation Period. The revocation must be mailed or delivered to Diana Adams, Senior Managing Director, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004.

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6.      Governing Law

This Release will be governed by, and construed in accordance with, the laws of the State of New York.

7.      Effective Date

This Release shall not become effective until the day following the last day of the Revocation Period (as defined below) (the “Effective Date”).

* * *

Executive shall have the right to revoke this Release during the seven-day period (the “Revocation Period”) commencing immediately following the date Executive signs and delivers this Release to the Company. The Revocation Period shall expire at 5:00 p.m. New York City Time on the last day of the Revocation Period; provided, however, that if such seventh day is not a business day, the Revocation Period shall extend to 5:00 p.m. New York City Time on the next succeeding business day. In the event Executive revokes this Release, all obligations of the Company under the Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by Executive shall be effective unless it is in writing and signed by Executive and received by the Company prior to the expiration of the Revocation Period.

By:	/s/ Sean Leonard
Sean Leonard

Date:	March 5, 2010

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